AMENDMENT TO

MUTUAL FUND SERVICES AGREEMENT

This Amendment to the Mutual Fund Services Agreement (“Amendment”) is entered into and effective as of October 1, 2007, by and between Unified Series Trust, an Ohio business trust (the “Fund”), and Unified Fund Services, Inc., an Indiana corporation (“Unified”).

WHEREAS, the Fund and Unified entered into a Mutual Fund Services Agreement dated as of April 20, 2005 (the “Agreement”), and they desire to amend the Agreement as provided herein. Terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         Amendment. Effective immediately, the following sections of the Agreement are amended as follows:

(a)       Section 5(a) of the Agreement is hereby amended to add the following subsection (vi):

(vi)           Compliance Support Program, as described on Exhibit G to this Agreement.

(b)       Section 6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

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Section 6.	Fees: Expenses: Expense Reimbursement.

(a)            As compensation for the services rendered to the Fund pursuant to this Agreement, each Portfolio that is in operation as of the effective date of this Agreement shall pay Unified on a monthly basis those fees determined as set forth on Exhibit F-1 to this Agreement, and each Portfolio that commences operations on or after June 1, 2005 shall pay Unified fees determined as set forth on Exhibit F-2 attached hereto. In addition to the foregoing, effective as of October 1, 2007 and continuing thereafter, each Portfolio shall also pay Unified the fees set forth on Exhibit F-3 attached hereto. The fees set forth on each of Exhibit F-1, Exhibit F-2 and Exhibit F-3 may be adjusted from time to time by agreement of the parties; provided, further, that Unified, in its sole discretion, may negotiate lower fees with the advisor to a Portfolio and/or waive a portion of its fees for any Portfolio. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable, without setoff, upon the date of termination of this Agreement.

2.         Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3.         Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.         Defined Terms. Any capitalized word not otherwise defined in this Amendment shall have the meaning given to such word in the Agreement.

5.         Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Ohio.

* * * * * *

IN WITNESS WHEREOF, the parties have executed this Amendment to the Mutual Fund Services Agreement effective as of the date first above written.

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UNIFIED SERIES TRUST	UNIFIED FUND SERVICES, INC.

By:	By:

Anthony J. Ghoston, President	Melissa Gallagher, Senior Vice President

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EXHIBIT F-3 COMPLIANCE SUPPORT PROGRAM FEE SCHEDULE
With respect to each Portfolio in existence on or after October 1, 2007, the prices contained herein are effective for twelve months from such date: $800 per Portfolio per month

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EXHIBIT G

to

Mutual Fund Services Agreement

General Description of the Unified Compliance Support Program

The following is a general description of the Unified Compliance Support Program. During the term of this Agreement, Unified Fund Services, Inc. (“Unified”) shall provide to Unified Series Trust (the “Fund”) the following services:

•

Unified has developed and implemented, and will continue to maintain, its Compliance Program, which is reasonably designed to ensure compliance by the Fund and its series (the “Portfolios”) with applicable federal securities laws, in accordance with Rule 38a-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended, each to the extent applicable to Unified as a service provider to the Fund.

•

Unified will engage an independent public accounting firm to conduct a SAS-70 review and to prepare a written report. Unified will provide the written SAS-70 Report to the Fund’s Board of Trustees and Chief Compliance Officer (“CCO”) on an annual basis during the term of this Agreement.

•

Unified will provide documents and information requested by the Fund’s CCO and by CCOs of the Portfolios’ advisers. Unified will provide information and support to these CCOs to assist them in resolving compliance issues regarding the Fund and its Portfolios that may arise from time to time and will respond to compliance-related questions promptly.

•

Unified will provide quarterly certifications to the Fund that it has complied with its compliance policies and procedures performed in respect of the Portfolios. On an annual basis during the term of this Agreement, Unified will certify to the Fund’s Board of Trustees that it has implemented, monitored, and reported all pertinent information to an appropriate officer of the Fund and that it will continue to perform the specific requirements of Unified’s Compliance Support Program in accordance with the terms of this Agreement.

•	Unified will provide its employees to serve as officers of the Fund who will execute certifications on behalf of the Fund as required by the Investment Company Act and the Sarbanes-Oxley Act of 2002.

•

Unified will provide automated market timing monitoring and analysis, as well as data collection, which is reasonably designed to ensure that the Fund and the Portfolios comply with Rule 22c-2 under the Investment Company Act. This support includes system set up; ongoing monitoring; reporting of any suspected market timing activity to the Fund’s CCO and to the CCO of the adviser to the applicable Portfolio; interfacing with, and requesting information from, third party financial intermediaries; and restricting accounts to the extent necessary to prevent potential market timing activities.

•	Unified will provide automated monthly post-trade compliance monitoring to ensure that

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Portfolios have traded in compliance with federal securities laws, and each Portfolio’s investment policies, restrictions and limitations as outlined in its respective Prospectus and Statement of Additional Information. This support includes system set up; ongoing monitoring; reporting of any suspected violation to the Fund’s CCO and to the CCO of the adviser to the applicable Portfolio.

STL-308288.1